     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2000
                                                     REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                               INAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

              DELAWARE                               3842                              59-0920629
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                           -------------------------

                          5540 EKWILL STREET, SUITE D
                        SANTA BARBARA, CALIFORNIA 93111
                                 (805) 692-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                            DAVID E. BAMBERGER, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               INAMED CORPORATION
                            11 PENN PLAZA, SUITE 946
                               NEW YORK, NY 10001
                                 (212) 273-3430
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                WITH A COPY TO:

                            LAWRENCE LEDERMAN, ESQ.
                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                           ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                          AMOUNT             PROPOSED MAXIMUM              PROPOSED
     TITLE OF EACH CLASS OF               TO BE               OFFERING PRICE          MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT(1)            OFFERING PRICE(1)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..........................       1,221,972                 $43.75                 $53,461,275               $14,115
---------------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices for Inamed Corporation's common stock as reported on the Nasdaq National Market on March 22, 2000 in accordance with Rule 457(c) under the Securities Act.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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

PROSPECTUS
---------------

             PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 29, 2000

                                 [INAMED LOGO]

                                    SHARES OF COMMON STOCK

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGES 1-8 IN DETERMINING WHETHER TO PURCHASE INAMED CORPORATION'S COMMON STOCK.

                            ------------------------

     The selling stockholders identified on page 9 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
10. Inamed Corporation will not receive any portion of the proceeds from the sale of these shares.

     Inamed Corporation's common stock is quoted on the Nasdaq National Market under the symbol "IMDC."

     On March 22, 2000, the last reported closing price of the common stock on the Nasdaq National Market was $44.87 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
The Company.................................................    1
Risk Factors................................................    1
Use of Proceeds.............................................    9
Selling Stockholders........................................    9
Plan of Distribution........................................   10
Legal Matters...............................................   11
Experts.....................................................   11
Where You Can Find More Information.........................   11

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                  THE COMPANY

     We are a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets. We sell a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and scars and to enhance lip definition. We also sell products to address women's health issues, including breast implants for reconstructive surgery following mastectomy, and devices to treat severe obesity.

     We recently acquired Collagen Aesthetics, Inc., a designer, developer, manufacturer and marketer of products that treat aging or defective human tissue. The principal acquired product lines, Zyderm(R) and Zyplast(R) collagen-based facial implants, are used by plastic surgeons, dermatologists and other physicians in aesthetic applications for the correction of facial wrinkles due to aging, and scars. The Collagen acquisition broadened our portfolio of products to address the needs of plastic surgeons and other aesthetic practitioners and is expected to help us take advantage of our existing sales and marketing infrastructure.

     Our principal executive offices are located at 5540 Ekwill Street, Suite D, Santa Barbara, California 93111 and our telephone number is (805) 692-5400. We maintain websites at www.inamed.com and www.collagen.com. Information contained in these websites does not constitute, and shall not be deemed to constitute, part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

OUR FUTURE PROFITABILITY DEPENDS ON THE SUCCESS OF OUR PRINCIPAL PRODUCTS

     Sales of our breast implant, tissue expander and collagen-based facial implant products account for a substantial majority of our net sales. We expect our revenues to continue to be based primarily on sales of these principal products. Adverse rulings by regulatory authorities, product liability lawsuits, introduction of competitive products by third parties, the loss of market acceptance or other adverse publicity for these principal products may significantly and adversely affect our sales of these products and, as a result, would adversely affect our business, financial condition and results of operations.

OUR RECENT ACQUISITION OF COLLAGEN MAKES EVALUATING OUR OPERATING RESULTS DIFFICULT

     Our historical results of operations incorporated by reference in this prospectus give effect to the Collagen acquisition from September 1, 1999 but otherwise do not give effect to the operations of Collagen. The pro forma statements of operations incorporated by reference in this prospectus are based primarily on the separate pre-acquisition financial reports of Inamed and Collagen. Consequently, our historical results of operations and pro forma financial information may not give you an accurate indication of how we, together with Collagen, will perform in the future.

WE HAVE BEEN PARTY TO SIGNIFICANT BREAST IMPLANT LITIGATION IN THE PAST AND MAY BE PARTY TO THIS TYPE OF LITIGATION IN THE FUTURE

     We face an inherent business risk of exposure to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. The risks of litigation exist even with respect to products that have received or in the future may receive regulatory approval for commercial sale. If we are unable to avoid significant product liability claims, our business could be materially harmed. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure and product recalls. The manufacture and sale of collagen-based implant products also entails risks of product liability claims. In the past, we were party to and settled claims related to our breast implant products. In February 1999, we received final judicial approval of a mandatory non-opt-out settlement relating to a class action lawsuit arising from our silicone gel-filled and saline-filled breast implant products that were implanted before June 1, 1993. Under the settlement, we paid an aggregate amount of $31.5 million to a court appointed escrow agent on behalf of the plaintiff class and $3.0 million to resolve a significant indemnity claim by Minnesota Mining and Manufacturing Company (3M). This settlement does not apply to our breast implant products, predominantly saline-filled implants, that were implanted after June 1, 1993 or to silicone gel-filled and saline-filled breast implants sold outside the U.S. Although the time to take an appeal from the judicial order approving the settlement has passed, we cannot assure you that this settlement will not be collaterally attacked in state court for lack of jurisdiction or constitutionally inadequate class notice or representation. We are not aware of any pending or threatened collateral attacks to the settlement on any grounds.

     We also are currently engaged in ongoing breast implant litigation, which we are defending in the normal course. As a result of our acquisition of Collagen, we face exposure to claims regarding Trilucent(R) breast implant products which were distributed in Europe between January 1996 and March 1999, and which subsequently have been discontinued. Although we reserved a total of $11.5 million as part of our discontinuation of the Trilucent(R) breast implant product in 1999 and recently purchased a medical expense reimbursement policy to cover certain liabilities specifically relating to the Trilucent(R) breast implant product, this reserve and insurance policy may be inadequate to cover all potential related liabilities.

OUR PRODUCTS EXPOSE US TO LIABILITIES THAT MAY NOT BE ADEQUATELY COVERED BY INSURANCE AND OUR FINANCIAL RESULTS MAY SUFFER

     In addition to the risks we face from product liability claims, we are subject to the inherent risk that a government authority or third party may require us to recall one or more of our products. We have liability insurance that would cover a claim relating to the use or recall of our products under a limited number of circumstances. In addition, a product liability claim against us could exceed our insurance coverage. In the event liability insurance would not sufficiently cover a product liability claim or recall, these events could have a material adverse effect on our business, financial condition and results of operations. Adequate product liability insurance may not continue to be available, either at existing or increased levels of coverage, on commercially reasonable terms or at all. Even if a claim is covered by insurance, the costs of defending a product liability, negligence or other action, and the assessment of damages in excess of insurance coverage, could entail significant expense and damage our reputation. We cannot assure you that our insurance will be broad enough to protect us against all future claims, which could have a material adverse effect on our business, financial condition and results of operations. Further, liability claims relating to the use of our products or a product recall could hurt our ability to obtain or maintain regulatory approvals for our products.

CONCERNS ABOUT THE SAFETY AND EFFICACY OF OUR PRODUCTS AND ANY NEGATIVE PUBLICITY COULD HARM OUR FINANCIAL RESULTS

     Physicians and potential patients may have a number of concerns about the safety and efficacy of our products, primarily our breast implant products. The responses of potential patients, physicians, the news media, legislative and regulatory investigatory bodies and others to information about possible complications or alleged complications from our products could result in negative publicity and could materially reduce market acceptance of our products. These responses or investigations, and potential resulting negative publicity, may have a material adverse effect on our business, financial condition, results of operations or the market price of our stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS

     Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

          - demand for our products, which historically has been the highest in the second quarter;

          - our ability to meet the demand for our products;

          - increased competition;

          - the number, timing and significance of new products and product introductions and enhancements by us and our competitors;

        - our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

        - changes in pricing policies by us and our competitors;

        - the timing of significant orders and shipments; and

        - general economic factors.

     Our recent acquisition of Collagen may make it more difficult for us to evaluate and predict our future operating performance and we cannot assure you that our operating performance will continue to improve. Our expense levels are based, in part, on our expectations of future revenue levels. If revenue levels are below expectations, operating results are likely to be materially adversely affected. In particular, because only a small portion of our expenses varies with revenue in the short term, net income may be disproportionately affected by a reduction in revenue. Due to the foregoing factors, quarterly revenue and operating results have been and will continue to be difficult to forecast.

     Based upon all of the foregoing, we believe that quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We cannot assure you that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfall in revenue or earnings from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

CHANGES IN THE ECONOMY AND CONSUMER SPENDING COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

     Breast augmentations and collagen-based implants and injections are elective procedures and are expensive. Other than U.S. federally mandated insurance reimbursement for post-mastectomy reconstructive surgery, breast augmentations and other cosmetic procedures are not typically covered by insurance. A significant adverse change in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our ability to sell our products and could materially harm our business.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND MARKET NEW PRODUCTS AND TECHNOLOGIES, WE MAY EXPERIENCE A DECREASE IN DEMAND FOR OUR PRODUCTS OR OUR PRODUCTS COULD BECOME OBSOLETE, AND OUR BUSINESS WOULD SUFFER

     We believe that a crucial factor in the success of a new product is obtaining the applicable regulatory approvals and marketing the new product quickly to respond to new user needs or advances in medical technologies, without compromising product quality. We are continually engaged in product development and improvement programs. We cannot assure you that we will be successful in enhancing existing products or developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. To the extent that any of our competitors' products are perceived to be superior to our products or are marketed sooner than ours, demand for our products could decrease or our products could be rendered obsolete. If one or more competing products or technologies achieve broader market acceptance or render our products obsolete, we may lose customers and revenues which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO MEET UNANTICIPATED DEMAND FOR OUR PRODUCTS, WHICH COULD CAUSE US TO LOSE REVENUES AND CUSTOMERS

     Since the manufacturing processes for many of our products involve long lead times, specialized production equipment and a significant degree of human labor, if demand for our products increases in excess of our capacity, we may not be able to meet this demand. If we cannot meet the demand for our products, we may lose revenues and customers, which could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A SINGLE SUPPLIER FOR OUR SILICONE RAW MATERIALS AND THE LOSS OF THIS SUPPLIER COULD ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE MANY OF OUR PRODUCTS

     We currently rely on a single supplier for silicone raw materials used in many of our products. Although we have an agreement with this supplier to transfer the necessary formulations to us in the event that this supplier cannot meet our requirements, we cannot assure you that we will be able to timely produce a sufficient amount of quality silicone raw materials, if at all. In the event of a disruption, we currently anticipate that we could require a period of approximately two months before our silicone production facility could become operational. In addition, we may not be able to quickly establish additional or replacement suppliers to meet these needs. If we cannot produce or find replacement suppliers for these materials, our ability to produce our products could be impaired and we could lose customers and market share. Accordingly, the loss of this supplier could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO SELL BOVINE COLLAGEN-BASED PRODUCTS COULD BE ADVERSELY AFFECTED IF WE EXPERIENCE PROBLEMS WITH THE CLOSED HERD OF DOMESTIC CATTLE FROM WHICH WE DERIVE THESE PRODUCTS

     We rely on a closed herd of domestic cattle that is kept apart from all other cattle for the production of our bovine collagen-based products. In the event of any material diminution in the size of our herd for any reason, including accident or disease, we would have a limited ability to quickly increase the supply of acceptable cattle and our bovine-based products from a similarly segregated source. Further, any stray cattle that enter our herd could infect our cattle and could affect the purity of our cattle through mating. The diminution in size or infection of our cattle could have a material adverse effect on our ability to sell bovine collagen-based products and, as a result, a material adverse effect on our business, financial condition and results of operations.

COMPETITION MAY ERODE OUR MARKET SHARE AND REDUCE OUR PROFITABILITY

     The markets for many of our products are competitive. In addition, some of our competitors may be larger or may have greater resources to devote to new product development, clinical trials, selling and marketing. Customers may perceive these new products to be more effective, technologically advanced, clinically safer or otherwise more appealing, which may cause our products to be rendered noncompetitive or obsolete. In addition, our competitors may succeed in obtaining regulatory approvals for competing products faster than us. This would permit our competitors to introduce their competing products to the market before us and as a result we may lose market share and experience reduced margins. If we do not effectively compete with our competitors, our profitability may be materially affected. We cannot assure you that we will be able to effectively compete in the future.

OUR INTERNATIONAL BUSINESS EXPOSES US TO A NUMBER OF RISKS

     More than one-third of our net sales are derived from international operations. Accordingly, any material decrease in foreign sales may have a material adverse effect on our business, financial condition and results of operations. Most of our international sales are denominated in U.S. dollars, euros or yen. Depreciation or devaluation of the local currencies of countries where we sell our products may result in our products becoming more expensive in local currency terms, thus reducing demand. We manufacture some of our breast implant products in Ireland and plan to begin manufacturing some breast implant products in Costa Rica this year. Therefore, some of our operating expenses are denominated in currencies other than the U.S. dollar. We cannot assure you that we will not experience unfavorable currency fluctuation effects in future periods, which could have an adverse effect on our operating results. Our operations and financial results also may be significantly affected by other international factors, including:

        - the imposition of additional foreign government controls or regulations on medical devices;

        - new export license requirements;

        - political instability, inflation or negative economic growth in our target markets;

        - trade restrictions;

        - changes in tariffs; and

        - difficulties in managing international operations.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     The production and marketing of our products and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. Most of the medical devices we develop must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the Food and Drug Administration under the Food, Drug, and Cosmetic Act and comparable foreign authorities before they can be marketed. Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either a "510(k)" clearance or a premarket approval (PMA) from the FDA. In order to be commercially distributed throughout the European Community, a medical device must bear a CE conformity marking, indicating that it conforms with the essential requirements of the applicable European Medical Devices Directive. These regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. This process makes it longer, harder and more costly to bring our products to market, and we cannot assure you that any of our products will be approved. If we do not comply with applicable regulatory requirements it can result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

     Delays in or rejection of FDA approval of our products may be encountered due to, among other reasons, regulatory review of each new device application or product license application we submit, as well as changes in regulatory policy during the period of product development both in the U.S. and abroad. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. Further, for a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and inspection. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions.

WE MAY FAIL TO MAINTAIN THE REGULATORY APPROVAL NECESSARY TO CONTINUE LEGALLY MARKETING OUR SALINE-FILLED BREAST IMPLANT PRODUCT

     Our saline-filled breast implant products are being marketed in the U.S. based upon substantial equivalence to other saline-filled breast implant products that were in commercial distribution before May 28, 1976. In mid-August 1999, the FDA issued regulations that eliminated this "grandfather" status and require all manufacturers of saline-filled breast implant products to obtain PMA approval in order to enter or remain in the market.

     Pursuant to the PMA action, any manufacturer wishing to continue marketing a saline-filled implant in the U.S. had to file an application for PMA of such product by November 17, 1999. Any manufacturer that failed to have a PMA application accepted for filing by that date lost its 510(k) clearance and, as of that date, had to cease distributing such products in the U.S. We were among the three manufacturers whose PMA applications for a saline-filled implant were accepted. In accordance with FDA rules, each of these applications was referred to an FDA advisory panel on general and plastic surgery. The advisory panel met in open session on March 1-3, 2000 to consider the applications. The advisory panel recommended FDA approval of two of them, including our application. Under FDA regulations, we expect the FDA to act on these recommendations in May, 2000. The FDA could accept or reject the advisory panel's recommendation. If the FDA declines to accept our PMA application, the FDA could require us to cease marketing our saline-filled breast implant product pending further FDA review. In addition, the FDA ultimately could find our PMA application not approvable, which would preclude us from commercial distribution of this product in the U.S. Our failure to obtain approval of our PMA application would have a material adverse effect on our business, financial condition and results of operations.

FUTURE LEGISLATION OR REGULATIONS RELATING TO US OR OUR PRODUCTS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     If any national healthcare reform or other legislation or regulations are passed that impose limits on the number or type of medical procedures that may be performed or that have the effect of restricting a physician's ability to select specific products for use in his or her procedures, it could have a material adverse effect on the demand for our products. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control on the healthcare industry. These proposals create uncertainty as to the future of our industry and may have a material adverse effect on our ability to raise capital or to form collaborations, and the enactment of these reforms could have a material adverse effect on our business, financial condition and results of operations. In a number of foreign markets, the pricing and profitability of healthcare products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for healthcare products or medical devices may adversely affect our business, financial condition and results of operations. From time to time, legislation or regulatory proposals are introduced and discussed which could alter the review and approval process relating to medical device products.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL SUFFER

     We are dependent on a limited number of key management, technical and sales personnel, the loss of any one of which could have a material adverse effect on our business, financial condition and results of operations. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We compete for these personnel with other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring or retaining qualified personnel. Our inability to attract and retain key employees could have a material adverse effect on our business, financial condition and results of operations.

WE USE PRODUCTS IN THE MANUFACTURING PROCESS WHICH MAY BE HAZARDOUS TO THE ENVIRONMENT IF NOT HANDLED PROPERLY, WHICH EXPOSES US TO ADDITIONAL LIABILITY

     We are subject to foreign and domestic laws and regulations relating to the protection of the environment. Our business involves the handling, storage and disposal of materials that are classified as hazardous. Although our safety procedures for handling, storage and disposal of these materials are designed to comply with the standards prescribed by applicable laws and regulations, we cannot assure you that we will not be held liable for any damages that result, and any related liability could have a material adverse effect on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not increase materially in the future.

WE ARE UNCERTAIN ABOUT THE STATUS OF SOME OF OUR PATENTS AND PROPRIETARY TECHNOLOGY AND ARE INVOLVED IN PATENT LITIGATION WHICH, IF DETERMINED ADVERSELY TO US, COULD HARM OUR RESULTS OF OPERATIONS

     Our success will depend, in part, on our ability and our licensors' ability to obtain, assert and defend our patents, protect our trade secrets and operate without infringing the proprietary rights of others. We protect our proprietary technology through a combination of confidentiality agreements and patents. We cannot assure you that our owned and licensed patents, products and technology will prove to be enforceable or that our products and technology do not infringe the patents or proprietary rights of others. We could also incur substantial costs in seeking enforcement of our proprietary rights against infringement or in defending ourselves against claims of infringement by others. Since much of our technology consists of trade secrets and unpatented know-how, we are exposed to the risk that others will independently develop similar or superior products or technologies or that our trade secrets or know-how will become known to others.

     We license some of our products and technology under patents owned by others. In 1998, we reviewed our portfolio of patents and licenses and determined in several situations that licensed patents either were invalid, were unenforceable, were not being utilized or that the licensor had breached its obligations to us. Accordingly, we ceased paying several million dollars in annual royalties under several license agreements. We are currently engaged in litigation with several former licensors over the recovery of past royalties that were paid and our potential future obligations. One of these litigation matters subject to an executed agreement among counsel to settle on terms that will not have a material adverse impact on us. If these proceedings are determined against us, we may be liable for a significant amount of past unpaid and potential future royalty or other contract payments, which could include a significant amount of damages, interest and enhanced damages if we are found to have willfully infringed the patents after ceasing royalty payments, and ultimately may be prohibited from using the patented technology.

HISTORICALLY, OUR STOCK PRICE HAS BEEN VOLATILE AND OUR TRADING VOLUME HAS BEEN LOW

     The market prices for securities of medical device companies have historically been highly volatile. Broad market fluctuations may have a material adverse effect on the market price of our common stock. The trading price of our common stock has been, and may be, subject to wide fluctuations in response to a number of factors, many of which are beyond our control. These factors include:

         - quarter-to-quarter variations in our operating results;

         - the results of testing, technological innovations or new commercial products by us or our competitors;

         - governmental regulations, rules and orders;

         - general conditions in the healthcare, medical device or plastic surgery industries;

         - changes in our earnings estimates by securities analysts;

         - developments concerning patents or other proprietary rights; and

         - litigation or public concern about the safety of our products.

     Historically, the daily trading volume of our common stock was relatively low. On September 30, 1999, our common stock began trading on the Nasdaq National Market. Since that time, the average trading volume of our common stock has increased. We cannot assure you that an active public market for our common stock will be sustained or that the average trading volume will remain at present levels or increase.

AS A RESULT OF THEIR OWNERSHIP OF OUR COMMON STOCK, OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES MAY EXERCISE SIGNIFICANT INFLUENCE OVER OUR CORPORATE DECISIONS CONTRARY TO THE INTERESTS OF OTHER STOCKHOLDERS

     Following our November 1999 public equity offering, our executive officers, directors and affiliates beneficially owned approximately 33% of our common stock. Accordingly, these stockholders have significant influence with respect to any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Third parties may be discouraged from making a bid or tender offer to acquire us because of this concentration of ownership.

OUR CERTIFICATE OF INCORPORATION, BY-LAWS, RIGHTS PLAN AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS

     Our certificate of incorporation, bylaws and Delaware law include provisions that may have the effect of discouraging a third party from pursuing a non-negotiated takeover of our company and preventing specific changes of control. In addition, our board of directors has adopted a stockholders' rights plan providing for discount purchase rights to some of our stockholders upon some acquisitions of our common stock. The exercise of these rights is intended to inhibit specific changes of control of Inamed. In addition, we have entered into agreements with our senior executive officers under which they could receive substantial payments in connection with a change of control of our company.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS OR EMPLOYEES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     At March 20, 2000, there were 20,410,500 shares of our common stock outstanding and 4,139,889 shares of our common stock issuable upon the exercise of outstanding options and warrants. Once vested, the options and warrants generally may be exercised at any time. On February 14, 2000, we entered into a Letter Agreement with several affiliates of Appaloosa Management L.P. which own shares of our common stock and warrants to purchase shares of our common stock. Pursuant to the Letter Agreement, we agreed, following March 17, 2000 (the effective date of the registration statement we filed on February 14, 2000 with respect to 2,000,000 shares of our common stock owned by the several affiliates of Appaloosa Management) to file one or more additional registration statements, and to use our best efforts to cause those registration statements to be declared effective under the Securities Act, with respect to the remaining shares of common stock beneficially owned by those affiliates of Appaloosa Management. These filings may be made over a maximum of four subsequent periods of approximately 45 days each, and in any event no later than December 31, 2000. Certain of our outstanding warrants or warrant agreements provide for anti-dilution adjustment upon the occurrence of certain events, including certain issuances by us of shares of common stock, or warrants to purchase shares of our common stock or other rights to purchase common stock, for consideration or at an exercise price which is less than the current market price of our common stock (defined in these warrants as the daily volume weighted average sale price per share of our common stock for the 20 business days ending five days before the date of determination). The issuance or sale of a significant number of shares of our capital stock, whether in connection with the exercise of a significant number of outstanding options or warrants, the possible operation of these anti-dilution provisions in some of our warrants or otherwise, could dilute the percentage interest of our other stockholders now or in the future or adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of the shares of our common stock owned as of March 20, 2000 by each of the selling stockholders. We are registering such shares pursuant to several agreements in which we agreed with the selling stockholders that we would file a registration statement on an appropriate form under the Securities Act with respect to their shares as soon as practicable after March 16, 2000, subject to reduction as determined by a nationally recognized financial advisor, or subject to a best-efforts proviso. Except as indicated in note (2) below, the following table assumes that the selling stockholders actually sell all of the shares of common stock being offered by them. We do not presently know the exact number of shares that will actually be sold.

                                        Shares Beneficially                        Shares Beneficially
                                       Owned Before Offering                       Owned After Offering
                                       ----------------------   Number of Shares   --------------------
NAME                                    NUMBER    PERCENT(1)     BEING OFFERED     NUMBER    PERCENT(1)
----                                   --------   -----------   ----------------   -------   ----------
Little Wing, L.P.....................   71,270          *            71,270           0            *
Entities affiliated with Atticus
  Capital, LLC.......................   96,293          *            96,293(2)        0            *
Entities affiliated with Oracle
  Partners, L.P. ....................  881,482(4)     3.6%          749,382(2)     132,100         *
Entities affiliated with IMED
  Investors, LLC.....................   79,657          *            79,657(3)        0            *
R.H. Capital Associates #1, L.P. ....  168,825(5)       *           168,825(2)                     *
Anaconda Opportunity Fund, L.P. .....   32,999          *            32,999(2)        0            *
Roger D. Miles.......................   21,589(6)       *            21,589(2)        0            *
L.D. and Tracey A. Blatt.............    1,957(7)       *             1,957(2)        0            *

---------------
  * Represents less than 1%.

(1) The percentages are calculated on the basis of the number of outstanding shares of common stock as of March 20, 2000, which is 20,410,500 plus shares of common stock underlying each holder's options and warrants which have been issued and are exercisable within 60 days after the date of this prospectus.

(2) We have been advised that the selling stockholder has no current intention of selling any of these shares at current price levels. However, this is a mere statement of current intention by the selling stockholder and such stockholder is legally free to sell some or all holdings at any time.

(3) We have been advised that the selling stockholder has no current intention of selling all of these shares at current price levels. However, this is a mere statement of current intention by the selling stockholder and such stockholder is legally free to sell some or all holdings at any time.

(4) This number includes 89,770 shares of common stock issuable upon the exercise of warrants.

(5) This number includes 13,116 shares of common stock issuable upon the exercise of warrants.

(6) This number includes 3,788 shares of common stock issuable upon the exercise of warrants.

(7) This number includes 1,457 shares of common stock issuable upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

     Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders who intend to sell the shares of common stock owned by them may sell the shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of those methods of sale. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of the shares covered hereby may be deemed to be underwriters under the Securities Act of 1933, and any discount, commission or concession received by any of those persons might be deemed to be an underwriting discount or commission under the Securities Act.

     Any broker-dealer participating in a transaction like that described above as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell those shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of those methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with any of those resales may pay to or receive from the purchasers of those shares commissions computed as described above.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any of those broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any of those broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to pay all expenses, including legal and accounting fees and expenses, in connection with the registration of the shares of the selling stockholders pursuant to this prospectus. We have also agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by the selling stockholders.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

     Our consolidated balance sheets at December 31, 1998 and 1997 and our consolidated statements of operations, stockholders' deficiency, cash flows and schedule for the years ended December 31, 1998, 1997 and 1996, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, and are incorporated by reference herein in reliance on their reports given upon the authority of that firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Collagen at June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999, as set forth in their report which is incorporated by reference in this prospectus. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Inamed can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain websites at www.inamed.com and collagen.com that contain additional information, including news releases, about our business and operations. Information contained in these websites do not constitute, and shall not be deemed to constitute, part of this prospectus.

     You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                    Assistant Secretary
                    Inamed Corporation
                    5540 Ekwill Street, Suite D
                    Santa Barbara, California 93111
                    Tel. No. (805) 692-5400

     The Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        (1) Our Annual Report on Form 10-K for the year ended December 31, 1998;

        (2) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

        (3) Our Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1999;

        (4) Our Current Reports on Form 8-K dated February 1, 1999, March 4, 1999, March 19, 1999, April 2, 1999, May 10, 1999, September 15,
            1999, November 19, 1999, December 30, 1999, January 6, 2000,
            February 4, 2000, February 9, 2000, February 14, 2000 and March 27, 2000;

        (5) Our Current Reports on Form 8-K/A dated March 27, 1998 and November 9, 1999; and

        (6) The description of our common stock set forth on our registration statement filed with the Commission on May 2, 1973 on Form 10 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission will automatically update and supercede this information.

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Inamed. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Inamed Corporation (the "Registrant") in connection with the sale of the common stock being offered by the selling stockholders.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................   $14,115
Legal fees and expenses.....................................    15,000
Accounting fees and expenses................................    20,000
Printing expenses...........................................    30,000
Miscellaneous...............................................    20,000
                                                               -------
          Total.............................................   $99,115
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Fifteen of the Restated Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

     The bylaws of the Registrant provide for the indemnification of directors and officers on an individual basis upon a determination by the Board of Directors that actions by a director or officer meet a certain standard of conduct.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and (ii) indemnification and advancement of expenses provided for, by or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled In addition, Section 145 empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  5.1     Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
 23.1     Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
          Exhibit 5.1).
 23.2     Consent of BDO Seidman, LLP, independent certified public
          accountants.
 23.3     Consent of Ernst & Young LLP, independent auditors.
 24       Power of Attorney (included on the signature page of this
          registration statement).

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, California, on March 28, 2000.

                                          INAMED CORPORATION

                                          By: /s/ RICHARD G. BABBITT
                                          --------------------------------------
                                          Name: Richard G. Babbitt
                                          Title:  Chairman of the Board of
                                                  Directors and Chief Executive
                                                  Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Richard G. Babbitt and Ilan K. Reich, or any of them, each acting alone, such person's true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys-in-fact to any and all amendments.

SIGNATURE                                                        TITLE                    DATE
---------                                                        -----                    ----
/s/ RICHARD G. BABBITT                               Chairman of the Board of       March 28, 2000
---------------------------------------------------    Directors and Chief
Richard G. Babbitt                                     Executive Officer
                                                       (Principal Executive
                                                       Officer)
/s/ JAMES E. BOLIN                                   Director                       March 28, 2000
---------------------------------------------------
James E. Bolin

/s/ MALCOLM R. CURRIE, PH.D.                         Director                       March 28, 2000
---------------------------------------------------
Malcolm R. Currie, Ph.D.

/s/ JOHN F. DOYLE                                    Director                       March 28, 2000
---------------------------------------------------
John F. Doyle

/s/ ILAN K. REICH                                    Director and President         March 28, 2000
---------------------------------------------------
Ilan K. Reich

/s/ MITCHELL S. ROSENTHAL, M.D.                      Director                       March 28, 2000
---------------------------------------------------
Mitchell S. Rosenthal, M.D.

/s/ DAVID A. TEPPER                                  Director                       March 28, 2000
---------------------------------------------------
David A. Tepper

/s/ MICHAEL J. DOTY                                  Senior Vice President and      March 28, 2000
---------------------------------------------------    Chief Financial Officer
Michael J. Doty                                        (Principal Financial and
                                                       Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------                      -------------------
   5.1   Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
  23.1   Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
         Exhibit 5.1).
  23.2   Consent of BDO Seidman, LLP, independent certified public
         accountants.
  23.3   Consent of Ernst & Young LLP, independent auditors.
  24     Power of Attorney (included on the signature page of this
         registration statement).